                                                                  Exhibit 8.1
                          F O L E Y  &  L A R D N E R


A T T O R N E Y S  A T  L A W

CHICAGO                                      FIRSTAR CENTER                     SAN DIEGO
JACKSONVILLE                           777 EAST WISCONSIN AVENUE            SAN FRANCISCO
LOS ANGELES                         MILWAUKEE, WISCONSIN 53202-5367           TALLAHASSEE
MADISON                                 TELEPHONE (414) 271-2400                    TAMPA
ORLANDO                                 FACSIMILE (414) 297-4900         WASHINGTON, D.C.
SACRAMENTO                                                               WEST PALM BEACH
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                                            November 3, 1997


     Stirling Cooke Brown Holdings Limited
     Victoria Hall
     Third Floor
     11 Victoria Street
     Hamilton HM 11, Bermuda

                Re:  Stirling Cooke Brown Holdings Limited
                     -------------------------------------

     Ladies and Gentlemen:

        We have acted as counsel to Stirling Cooke Brown Holdings Limited, a Bermuda corporation (the "Company"), in connection with the corporate proceedings taken and to be taken relating to the public offering of Ordinary Shares (the "Ordinary Shares") of the Company. We have also participated in the preparation and filing with the Securities and Exchange
     Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-1 (the "Registration Statement") relating to the Ordinary Shares. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

        In rendering the opinion set forth in the paragraph below, we have relied upon the Internal Revenue Code of 1986, as amended (the "Code"), legislative history, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and such other authorities as we have considered to be relevant. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

        Based on the foregoing, it is our opinion that, subject to the limitations set forth therein, the discussion set forth under the captions
     "Risk Factors -- Taxation of the Company and Certain of its Subsidiaries" and "Certain Tax Considerations -- United States" constitutes the opinion of Foley & Lardner, subject to the limitations set forth therein, regarding the material U.S. federal income tax consequences that could result from the purchase, ownership and disposition of the Ordinary Shares, and the material U.S. federal income tax consequences applicable to the operations of the Company and its subsidiaries.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the captions
     "Certain Tax Considerations" and "Legal Matters".

     Stirling Cooke Brown Holdings Limited
     November 3, 1997
     Page 2


        We are admitted to practice law in the State of Wisconsin. In connection with the public offering of Ordinary Shares, we express no opinion as to matters under or involving any laws other than the federal law of the United States of America.

                                        Very truly yours,


                                        /s/ FOLEY & LARDNER
                                        FOLEY & LARDNER